Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-205481) of The Kraft Heinz Company of our report dated February 19, 2015 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in the composition of reportable segments described in Notes 4, 5 and 15 as to which the date is August 10, 2015, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, of Kraft Foods Group, Inc., which appears in this Current Report on Form 8-K of The Kraft Heinz Company dated August 10, 2015.

/s/ PRICEWATERHOUSECOOPERS LLP
Chicago, Illinois
August 10, 2015